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                                                               07/01/97
                                                               SEC FORM U-3A-2\A

                                   EXHIBIT B

                            Financial Data Schedule

                                  Enron Corp.
                (for the calendar year ended December 31, 1996)

         If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.


           TOTAL ASSETS                      $ 16,137,000,000

           TOTAL OPERATING REVENUE           $ 13,289,000,000

           NET INCOME                        $    584,000,000